UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (Amendment No.____________)*


                             RANDGOLD RESOURCES LTD
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    75234430
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               DECEMBER 31, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP No. 75234430                   13G                    Page 2 of 5 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     VAN ECK ASSOCIATES CORPORATION

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               3,287,200
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             3,287,200
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,287,200

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)
                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.57%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions)

     VAN ECK ASSOCIATES CORPORATION IS A CONTROL PERSON OF VAN ECK ABSOLUTE RETURN ADVISERS CORPORATION.

     VAN ECK ASSOCIATES CORPORATION IS A REGISTERED INVESTMENT ADVISER.

________________________________________________________________________________

CUSIP No. 75234430                   13G                    Page 3 of 5 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     VAN ECK FUNDS

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     MASSACHUSETTS

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               1,418,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             1,418,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,418,000

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)
                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.40%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions)

     VAN ECK ASSOCIATES CORPORATION IS A CONTROL PERSON OF VAN ECK FUNDS.

     VAN ECK FUNDS IS A REGISTERED INVESTMENT COMPANY.

________________________________________________________________________________

CUSIP No. 75234430                   13G                    Page 4 of 5 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     WORLDWIDE INSURANCE TRUST

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     MASSACHUSETTS

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               377,600
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             377,600
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     377,600

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)
                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.64%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions)

     VAN ECK ASSOCIATES CORPORATION IS A CONTROL PERSON OF THE WORLDWIDE INSURANCE TRUST.

     WORLDWIDE INSURANCE TRUST IS A REGISTERED INVESTMENT COMPANY.

________________________________________________________________________________

CUSIP No. 75234430                   13G                    Page 5 of 5 Pages


     (a) The following certification shall be included if the statement is filed pursuant to ss. 240.13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


     (b) The following certification shall be included if the statement is filed pursuant to ss. 240.13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            MARCH 1, 2005
                                        ----------------------------------------
                                                        (Date)


                                            /s/ BRUCE J. SMITH
                                        ----------------------------------------
                                                      (Signature)


                                            BRUCE J. SMITH, SR VP & CFO
                                        ----------------------------------------
                                                      (Name/Title)



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Rule ss. 240.13d-7 for other parties for whom copies are to be sent.

ATTENTION. INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).